Exhibit 10.2

Clifford Chance

FIRST AMENDMENT TO WARRANT TRANSFER AGREEMENT

THIS FIRST AMENDMENT TO WARRANT TRANSFER AGREEMENT (this "Amendment"), dated as of April 28, 2024 between Pegasus Digital Mobility Sponsor LLC, a Cayman Islands limited liability company (the "Transferor" or the "Sponsor"), and Christian Schmid and Anette Schmid, the shareholders of Gebr. Schmid GmbH (together, the "Transferees" and each a "Transferee"). Capitalized terms used but not otherwise defined in this Amendment shall have respective meanings ascribed to such terms in the Warrant Transfer Agreement.

RECITALS

WHEREAS, (i) Gebr. Schmid GmbH, a German limited liability company, (ii) Pegasus Digital Mobility Acquisition Corp., a Cayman Islands exempted company ("Pegasus"), (iii) Pegasus MergerSub Corp., a Cayman Islands exempted company, and (iv) TopCo previously entered into a business combination agreement dated as of May 31, 2023, as amended from time to time (together, the "Business Combination Agreement").

WHEREAS, the Sponsor has on January 29, 2024 agreed to transfer 2,000,000 Warrants (the "Transfer Warrants") to the Transferees, in the amount of 1,000,000 Transfer Warrants to Christian Schmid and 1,000,000 Transfer Warrants to Anette Schmid as part of the consideration in relation to the business combination between Pegasus and Gebr. Schmid GmbH contemplated by the Business Combination Agreement.

NOW, THEREFORE, the parties, intending to amend the Warrant Transfer Agreement and be legally bound, agree as follows to replace Section 1 "Transfer":

Upon the closing of the business combination, as defined by the Business Combination Agreement, the Transferor shall transfer, deliver, and assign the Transfer Warrants to the Transferees, free and clear of all liens and encumbrances in the amount of 1,000,000 Transfer Warrants to Christian Schmid and 1,000,000 Transfer Warrants to Anette Schmid. The Transfer Warrants are subject to the transfer limitations set out in Section 2, but have no other limitations. The Transferor shall cause the transfer to be recorded in the warrant register of the Warrant Agent in accordance with the Warrant Agreement.

Upon the earlier of (a) the receipt of at least EUR 10 million in proceeds from a new loan to be entered into by Gebr. Schmid GmbH or SCHMID Group N.V. or another SCHMID Group company and (b) six (6) months after closing of the business combination, as defined by the Business Combination Agreement, the Transferor shall transfer, deliver, and assign the Transfer Warrants to the Transferees, free and clear of all liens and encumbrances in the amount of an additional 1,000,000 Transfer Warrants to Christian Schmid and an additional 1,000,000 Transfer Warrants to Anette Schmid. The Transfer Warrants are subject to the transfer limitations set out in Section 2, but have no other limitations. The Transferor shall cause the transfer to be recorded in the warrant register of the Warrant Agent in accordance with the Warrant Agreement.

The terms, conditions and provisions of the Warrant Transfer Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Warrant Transfer Agreement, nor constitute a waiver or amendment of any provision of the Warrant Transfer Agreement.

This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

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Very truly yours,

CHRISTIAN SCHMID

ANETTE SCHMID

PEGASUS DIGITAL MOBILITY SPONSOR LLC

[Signature Page to First Amendment to Warrant Transfer Agreement]